EXHIBIT 10.1

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

Amendment to Amended and Restated Employment Agreement (this “Amendment”), dated effective as of February 27, 2015 (the “Effective Date”), is entered into by and between Dais Analytic Corporation, a New York corporation (the “Company”), and Timothy N. Tangredi (the “Executive” and, together with the Company, the “Parties”).

W I T N E S E T H:

WHEREAS, the Company and Executive are parties to an Amended and Restated Employment Agreement dated as of April 11, 2013 (the “Original Agreement”), pursuant to which the Company employed the Executive;

WHEREAS, the Company and Executive desire to make certain amendments and supplements to the Original Agreement; and

WHEREAS, subject to the terms and conditions of this Amendment, the Company and Executive agree to the amendments and supplements to the Original Agreement set forth below.

NOW, THEREFORE, in consideration of the premises, the mutual agreements set forth below and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1. Amendments and Supplements to the Original Agreement. Subject to the terms and conditions set forth herein, the Original Agreement is hereby amended and supplemented as follows:

(a) Article 3 is amended by adding Section 3.4 as follows:

3.4 Unpaid Compensation. (a) Optional Conversion. At any time there is unpaid salary, bonus or benefits due and payable to the Executive (“Unpaid Compensation”), Executive may, at his discretion, convert the Unpaid Compensation into the Company’s Common Stock, after giving a written conversion notice to the Board of Directors and receiving written approval from a majority of the Board of Directors (provided that if no written response is received from a majority of the Board of Directors within three business days, the Board of Directors shall be deemed to have approved the conversion), at a conversion price equal to 75% of the average closing price for Company’s Common Stock the 30 trading days prior to the date of conversion. If the Board does not approve the conversion, the Company must pay the Executive 120% of the Unpaid Compensation within five business days of the written conversion notice. Upon conversion, the Company shall pay the Chief Executive Officer a cash payment equal to 20% of the compensation income incurred by the Executive as a result of the conversion. Upon termination for any reason specified in this Agreement, the Executive (or his successors or assigns) shall have 30 calendar days to convert any Unpaid Compensation under this Section 3.4(a) in lieu of payment in cash. If at any time during a calendar year, the Unpaid Compensation is greater than $500,000, the Executive shall convert $100,000 of Unpaid Compensation into the Company’s Common Stock during such calendar year.

(b) Conversion upon Threatened Change of Control (i) At any time any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under such Act) of more than 40% of the then-outstanding voting power of Company’s voting equity interests or a person or group initiate a tender offer for the Company’s Common Stock, the Executive may convert, after giving a written conversion notice to the Board of Directors, Unpaid Compensation to Class A Convertible Preferred Stock (the “Preferred Stock”) of the Company at $1.50 per share (the “Stated Amount”) with each share of such Preferred Stock voting with the Common Stock as a single class and having voting rights equal to 150 shares of Common Stock on all matters to be voted on by holders of the Common Stock; provided, however, that in no event shall the Executive be able to continue to convert Unpaid Compensation into Preferred Stock at such time that the Executive’s voting power exceeds more than 49% of the sum of the voting power of the Company’s outstanding shares of Common Stock and voting power of the Company’s outstanding Preferred Stock. Further, upon such conversion to Preferred Stock, the Company shall pay the Executive a cash payment equal to 20% of the compensation income incurred by the Executive as a result of the conversion.

(ii) The Stated Amount of the Preferred Stock may be converted by the Executive, at his discretion, into Common Stock of the Company at a conversion price equal to 75% of the average closing price for the Company’s Common Stock 30 trading days prior to the date of conversion. Upon conversion, the company shall pay the Chief Executive Officer a cash payment equal to 20% of the compensation income incurred by the Executive as a result of the conversion.

(iii) This Section 3.4(b) shall terminate if (a) required by any national securities exchange prior to listing after an application for such listing is submitted by the Company or (b) required by any investor purchasing with cash equity securities of the Company greater than the Unpaid Compensation.

2. Entire Agreement. The Original Agreement, as amended by this Amendment, collectively sets forth the entire understanding and agreements of the Parties in relation to the subject matter hereof and supersede any prior negotiations and agreements between the Parties relative to such subject matter.

3. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. Delivery of an executed counterpart by facsimile or by electronic delivery in printable document format (“pdf”) shall be equally effective as delivery of a manually executed counterpart.

4. Enforceability. Should any one or more of the provisions of this Amendment be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the Parties.

5.  Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives.

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IN WITNESS WHEREOF, each Party has caused this Amendment to Amended and Restated Employment Agreement to be made, executed and delivered as of the date first above written.

EXECUTIVE:	COMPANY:

Timothy N. Tangredi	Peter DiChiara, Secretary and Treasurer